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                                                                     EXHIBIT (6)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 29, 1997, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by Goldman, Sachs & Co. or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                All of the Outstanding Shares of Common Stock
                 (including the Associated Rights to Purchase
                Series A Junior Participating Preferred Stock)

                                      of

                     Nellcor Puritan Bennett Incorporated

                                      at

                             $28.50 Net Per Share

                                      by

                            NPB Acquisition Corp.

                         a wholly owned subsidiary of

                              Mallinckrodt Inc.

        NPB Acquisition Corp., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Mallinckrodt Inc., a New York corporation ("Purchaser"), is offering to purchase all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), of Nellcor Puritan Bennett Incorporated, a Delaware corporation (the "Company"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and, together with the Common Stock, the "Shares"), at $28.50 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 29, 1997 (together with any amendments or supplements thereto, the "Offer to Purchase"), and in the related Letter of Transmittal (which collectively, together with any amendments or supplements thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Merger Sub pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.
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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, AUGUST 25, 1997, UNLESS THE OFFER IS EXTENDED.
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        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.
        The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 23, 1997, among the Company, Purchaser and the Merger Sub, pursuant to which, after the completion of the Offer, the Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by Purchaser, the Merger Sub or any other subsidiary of Purchaser or Shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation
Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $28.50 or such greater amount which may be paid pursuant to the Offer. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.
        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
        For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or a confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal.
        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.
        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date of the Offer and, unless theretofore accepted for payment by the Merger Sub pursuant to the Offer, may also be withdrawn at any time after September 29, 1997.
        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Depository Institution (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Merger Sub, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase).
        The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
        The Company has provided the Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials, will be mailed by the Merger Sub to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
        THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such additional copies will be furnished at the Merger Sub's expense. The Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers) for soliciting tenders of Shares pursuant to the Offer.

                   The Information Agent for the Offer is:
                                  GEORGESON
                                & Company Inc.
                                --------------
                              Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers call collect (212) 440-9800
                        Call Toll-Free: 1-800-223-2064

                    The Dealer Managers for the Offer are:
                             GOLDMAN, SACHS & CO.
                               85 Broad Street
                           New York, New York 10004
                                (800) 323-5678

July 29, 1997

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